Exhibit 11


                               ARROW ELECTRONICS, INC.
                  STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                        (In thousands except per share data)




                                                         Three Months Ended
                                                              March 31,
                                                        1994            1993

Primary

Average shares of common stock
  outstanding                                          31,398          29,336
Net effect of dilutive stock
  options-based on the treasury
  method                                                  500             659
    Total                                              31,898          29,995

Net income                                            $25,261         $17,982
Less preferred stock dividends                              -             321
    Total                                             $25,261         $17,661

Per share amount                                      $   .79         $   .59

Fully Diluted

Average shares of common stock
  outstanding                                          31,398          29,336
Net effect of dilutive stock
  options-based on the treasury
  method                                                  500             659
Assumed conversion of 5-3/4%
  convertible subordinated debentures                   3,774           3,774
Assumed conversion of preferred stock                       -           1,009
    Total                                              35,672          34,778

Net income                                            $25,261         $17,982
Add interest on 5-3/4% convertible
  subordinated debentures, net of
  income tax effect                                     1,078           1,101
    Total                                             $26,339         $19,083

Per share amount                                      $   .74         $   .55
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